Exhibit 99.1

PPD Announces Second Quarter 2007 Earnings

Contacts:
Steve Smith (Investors)
+910 558 7585
stephen.smith@wilm.ppdi.com

Louise Caudle (Media)
+919 462 4467
louise.caudle@rtp.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS;

UPDATES 2007 FINANCIAL GUIDANCE

WILMINGTON, N.C., July 17, 2007—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the second quarter ended June 30, 2007.

PPD recorded net revenue of $350.0 million for the second quarter of 2007, an increase of 13.3 percent over net revenue of $309.0 million for the second quarter of 2006. Net revenue for the second quarter 2007 included reimbursed out-of-pocket expenses of $28.9 million, compared to $25.5 million for the same period in 2006.

Income from operations for second quarter 2007 was $61.1 million, an increase of 24.6 percent compared to income from operations of $49.0 million for the same period last year. Second quarter 2007 income from operations included $5.8 million of stock compensation expense, compared to stock compensation expense of $4.9 million for the second quarter 2006. Research and development expense for second quarter 2007 was $4.0 million, compared to $1.3 million for the same period last year. The increase in R&D expense was primarily related to costs incurred to prepare for and conduct the Phase I, first-in-human clinical study for PPD’s statin compound for the treatment of dyslipidemia.

Second quarter 2007 earnings per diluted share were $0.36, compared to earnings per diluted share of $0.31 for the second quarter of 2006.

Segment Performance

Development segment net revenue for second quarter 2007, which does not include reimbursed out-of-pocket expenses, was $316.5 million, an increase of 13.5 percent over the same period in 2006. Development segment income from operations for second quarter 2007 was up 30.4 percent to $64.7 million from $49.7 million for the same period in 2006.

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $4.5 million for the second quarter of 2007, compared to $4.6 million in the same period last year. Discovery sciences segment second quarter 2007 loss from operations was $3.7 million, compared to a loss from operations of $0.6 million for the second quarter 2006.

Other Financial Information

PPD Announces Second Quarter 2007 Earnings

Gross new business authorizations for the second quarter of 2007 totaled $473.0 million. The second quarter 2007 cancellation rate was 26.0 percent. Year-to-date net days sales outstanding (DSO) at June 30, 2007, were 46.1 days, compared to year-to-date DSO of 44.0 at December 31, 2006. Second quarter 2007 cash flow from operations was $23.6 million. At June 30, 2007, PPD had $403.1 million in cash, cash equivalents and short-term investments, down $50.2 million from March 31, 2007, due primarily to the repayment of the remaining debt associated with the construction of the new corporate headquarters building in Wilmington, North Carolina.

Compound Partnering

PPD today announced the completion of a randomized, placebo-controlled, first-in-human study to evaluate the safety, tolerability and pharmacokinetics of its novel statin compound. This study showed the compound to be safe and well tolerated across a broad range of doses, and results suggest the potential for an improved safety profile over currently marketed statins. Based on these results, PPD has commenced a first-in-patient study with plans to proceed into a Phase II proof-of-concept study. PPD will provide a more detailed update on this program during tomorrow’s earnings conference call and webcast.

Guidance

On December 11, 2006, PPD issued financial guidance for 2007. PPD is today revising 2007 revenue and earnings guidance to reflect current business conditions and projected R&D expense associated with further development of the statin drug candidate. We expect 2007 net revenue, excluding reimbursed out-of-pockets, to be in the range of $1.29 billion to $1.34 billion, compared to previous guidance of $1.34 billion to $1.39 billion. Projected net revenue for the full year 2007 does not include any milestone payments or royalties from our compound partnering programs.

We expect earnings per diluted share, including non-cash stock option expense, for the full year 2007 to be in the range of $1.35 to $1.39, compared to previous guidance of $1.46 to $1.54. The quarterly 2007 earnings per diluted share for the balance of 2007 are expected to be in the following ranges: Q3—$0.31 to $0.33; and Q4—$0.33 to $0.35. The following table shows the revised full year net revenue and earnings per diluted share guidance for each segment and the total company for 2007.

	2007 Previous	2007 Revised
Net revenue(1)
Development	$1,322 - $1,369	$1,272 - $1,320
Discovery	18 - 21	18 - 20

Total company	$1,340 - $1,390	$1,290 - $1,340

EPS(2)
Development	$1.48 - $1.56	$1.48 - $1.52
Discovery	(0.02)	(0.11) - (0.13)

Total company	$1.46 - $1.54	$1.35 - $1.39

(1)	Net revenue in millions, excluding reimbursed out-of-pockets.
(2)	These amounts include non-cash stock option expense, which is expected to be $0.10 to $0.12 for 2007 in total for both segments.

PPD Announces Second Quarter 2007 Earnings

The revised full year 2007 earnings per diluted share guidance reflects an increase in the projected R&D expense PPD expects to incur to complete first-in-patient study for its statin compound and to prepare for and initiate the planned proof-of-concept trial.

The effective tax rate for the balance of 2007 is expected to be in the range of 33.5 percent to 34.5 percent. Capital spending for 2007 is expected to be in the range of $94 million to $100 million.

Additional information concerning expected operating segment performance, compound partnering programs and other information regarding PPD’s financial guidance will be provided during the guidance conference call.

“While our revenue and EPS for Q2 2007 were on target, our new authorizations fell short of the level needed to drive our business to meet annual guidance given in December of 2006,” said Fred Eshelman, chief executive officer of PPD. “This was a PPD execution issue, and not reflective of the market, as RFP volume for the first six months of 2007 was comparable to the same period in 2006. There are several opportunities at the discussion stage in the development segment that reaffirm our confidence in the market and our potential to come on strong as we approach 2008. Our team is fully engaged and committed to maintaining our performance as the gold standard. Additionally, we believe the prospects for favorable events in compound partnering in late 2007 and 2008 underscore PPD’s potential going forward. We are pushing the 10558 statin program very hard with the intent to reach a partnerable stage by early 2008.”

Net revenue is the most directly comparable GAAP financial measure to net revenue excluding reimbursed out-of-pockets. Although net revenue excluding reimbursed out-of-pockets is not superior to or a substitute for GAAP net revenue, PPD excludes reimbursed out-of-pockets from its forecasted net revenue because they are difficult to accurately predict and are immaterial because they do not affect operating income, net income or earnings per share. PPD further believes this non-GAAP financial information is useful to investors because it more accurately reflects the net revenue that will be generated by PPD’s services, and because it provides information for period-to-period comparisons.

PPD will conduct a live conference call and audio webcast tomorrow, July 18, 2007, at 9 a.m. ET to discuss its second quarter 2007 results and revised guidance. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link in the Corporate section of the Web site. A replay of the webcast will be available shortly after the call. PPD has established a direct dial number, +877 644 0692 (Conference ID: 3642190), for telephone access.

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 9,700 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions about the company’s financial guidance for 2007 and compound partnering prospects, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: success in sales growth; loss of large contracts; increased

PPD Announces Second Quarter 2007 Earnings

cancellation rates; risks associated with the development and commercialization of drugs, including earnings dilution and obtaining regulatory approval; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; competition within the outsourcing industry; the ability to attract and retain key personnel; risks associated with acquisitions and investments, such as impairments; rapid technological advances that make our products and services less competitive; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net revenue:
Development	$316,527	$278,890	$616,683	$536,639
Discovery Sciences	4,500	4,550	8,883	23,499
Reimbursed out-of-pockets	28,943	25,513	56,656	48,184

Total net revenue	349,970	308,953	682,222	608,322

Direct costs:
Development	157,515	140,022	309,430	268,439
Discovery Sciences	2,462	2,069	4,820	4,477
Reimbursable out-of-pocket expenses	28,943	25,513	56,656	48,184

Total direct costs	188,920	167,604	370,906	321,100

Research and development	3,963	1,261	5,868	1,942
Selling, general and administrative	82,149	79,649	157,887	152,617
Depreciation	13,765	11,286	26,273	22,309
Amortization	78	124	156	397

Income from operations	61,095	49,029	121,132	109,957

Other income, net	4,015	4,521	8,574	7,480

Income before income taxes	65,110	53,550	129,706	117,437
Income tax expense	22,463	17,136	45,072	39,177

Net income	$42,647	$36,414	$84,634	$78,260

Net income per share:
Basic	$0.36	$0.31	$0.72	$0.67

Diluted	$0.36	$0.31	$0.71	$0.66

Weighted average number of shares outstanding:
Basic	118,265	116,618	118,071	116,426

Diluted	119,770	118,418	119,585	118,216

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$403,137	$435,671
Accounts receivable and unbilled services, net	$453,348	$408,917
Working capital	$516,807	$412,711
Total assets	$1,541,531	$1,481,565
Unearned income	$184,289	$195,707
Current maturities of long-term debt	$69	$75,159
Shareholders' equity	$1,057,794	$952,900